Exhibit 4.12

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Amendment No. 4 TO THE BICENTENARIO TRANSPORT AGREEMENT

Between

OLEODUCTO BICENTENARIO DE COLOMBIA S.A.S.

(“The Company”)

and

ECOPETROL S.A.

BOGOTÁ D.C., 6 APRIL 2015

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Version for Signing

AMENDMENT NO. 4 TO THE BICENTENARIO TRANSPORT AGREEMENT

This Amendment No. 4 to the Oil Transport Agreement entered into by the Parties on June 20, 2012 (the "Amendment No. 4 is entered into on this date April 6, 2015 (the "Date of Amendment" by the following parties (the "Parties to the Amendment" and each one of them a "Party to the Amendment" or the "Party to the Amendment"):

1.	OLEODUCTO BICENTENARIO DE COLOMBIA S.A.S., a Colombian corporation, of a commercial nature, of the simplified stock company type, domiciled in Bogota D.C., incorporated by means of private document dated August 18, 2010, registered on the mercantile register on August 18, 2010, with mercantile register No. 2017702, represented herein for subscribing to this Agreement No. 3 by Fernando Gutierrez Montes, identified as shown below his signature ("Bicentenario"); and

2.	ECOPETROL S.A., Colombian mixed economy corporation, of a commercial nature, national order, attached to the Ministry of Mines and Energy pursuant to Law 118 of 2006, governed by its corporate bylaws, domiciled in Bogota, represented for execution of this Amendment No. 4 by Martha María Echeverri Benjumea, identified as shown below her signature (hereinafter the "Shipper" and together with Bicentenario, the "Parties" and, each of them, a "Party" or the "Party").

The Parties to the Amendment have agreed on the clauses that are set forth based on the following:

WHEREAS

1.	On June 20, 2012, the Shipper and Bicentenario entered into an Oil transport agreement through "Oleoducto Bicentenario de Colombia" (the "Agreement"), amended through Amendment No. 1, dated July 3, 2012, Amendment No. 2, dated March 28, 2014, Amendment No. 2 dated November 21, 2014;

2.	Bicentenario shall obtain new financing in order to pay in advance or novate credit obtained from Colombian financing agencies, through Syndicated credit agreement that Bicentenario subscribed to with some financial agencies on May 8, 2012, for an amount of up to COP$ 2,100,000,000,000, destined for financing construction, start-up, and operation and maintenance of the Araguaney-Banadia segment; and

3.	For purposes of ensuring financial viability of new financing, it is necessary for the Agreement to incorporate and refer to the new debt and obligations acquired by Bicentenario pursuant to the new indebtedness.

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Based on the above whereas, the Parties have decided to enter into this Amendment No. 4, which shall be governed by the following:

CLAUSES

CLAUSE 1 - DEFINITIONS AND INTERPRETATION. Unless otherwise stated, all terms starting with a capital letter in this Amendment No. 4 shall have the meaning given to them in the Agreement.

CLAUSE 2 - AMENDMENTS TO THE AGREEMENT

Section 2.01 - Value of Service: The Parties to Amendment No. 4 agree to amend Section 4.01(b) of the Agreement, which as of the Date of the Amendment shall read as follows:

“(b)	In the event that the Tariff Payment Commencement Date occurs before the Service Commencement Date and only with respect to the period elapsed between those dates, the Shipper undertakes to pay a sum equivalent to the Tariff multiplied by the Shipper Contracted Capacity, times the number of Days of the respective Calendar Month, even in spite of the fact that the Service provisions has not commenced.

Said payments will be managed as indicated herein below:

(i)	Provided that Bicentenario is in a position to make payments of principal and interest of the debt acquired with the Lenders, meet the coverage rates set out in the Local Syndicated Credit Agreement or in any other agreement with the Lenders, meet any other obligation or financial covenant stipulated in said instrument, meet all obligations acquired by Bicentenario with third parties and cover all Pipeline operation and maintenance obligations, the amounts corresponding to the Tariff that the Shipper has paid from the Date of Commencement of Tariff Payment to December 31, 2013 pursuant to that provided for in above section 4.01(b), if any, shall be considered as an advance payment of the Shipper's charge in favor of Bicentenario.

(ii)	These may be accounted for during the Ship or Pay and/or Ship and Pay term, as follows:

(1)	During the Ship or Pay Term: The aforementioned advance payment shall be booked in Colombian pesos for payment of the MME Rate, caused by the volumes that are effectively transported within the Excess Capacity, until depleting the balance in favor of the Shipper.

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(2)	During the Ship and Pay Term: Provided that during the Ship or Pay Term not all advance payments referred to in above Section 4.01 (b) can be booked, these will be booked in Colombian pesos for payment of the Service provided until depleting the balance in favor of the Shipper or until expiry of the Ship and Pay Term.

(iii)	To determine the amount to be charged to the advance payment, the rules set out in Section 4.02(a) (iii) shall apply.

(iv)	The Parties acknowledge that the current status of the advanced payments caused until December 31, 2013 are listed in Exhibit K to this Agreement.

Section 2.02 – Early Termination: The Parties to Amendment No. 4 agree to amend Section 14.02 of the Agreement, which as of the Date of the Amendment shall read as follows:

“(d)	If as a result of the early termination of the Agreement by Bicentenario pursuant to that provided for in Section 14.02(b) of this Agreement, (A) the Lenders require advance payment of the debt acquired by Bicentenario under the New Loan Agreement; and/or (B) Bicentenario, after performing reasonable commercial efforts for 6 months from the early termination of this Agreement, has not subscribed to with a third party a transport agreement in conditions that are similar to this Agreement, which enable it to pay for the cost and expense of Bicentenario's debt with the Lenders under the New Loan Agreement; and/or (C) the "Purchase Option" (as the term is defined in the AMI has not been exercised within 6 months following the date of early termination of the Agreement; the Shipper must pay to the autonomous equity account to which Bicentenario has assigned the economic rights derived from this Agreement, when it requires, an amount equivalent to:

(i)	The balance of the current unsettled debt of Bicentenario with the Lenders under the New Loan Agreement on the date of the early termination of the Agreement, multiplied by the per cent share of the [Shipper/Shipper Affiliate] in Bicentenario; plus[1]

(ii)	Any other reasonable cost or expense incurred on by Bicentenario as a result of the early termination of the Agreement".

Section 2.02 - Integrity of Agreement and Amendments: The Parties to Amendment No. 4 agree to amend Section 21.02 of the Agreement, which as of the Date of the Amendment shall read as follows:

1 This will be adjusted depending on the quality held by the Shipper.

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“Section 21.02 - Amendments: Only those amendments to this Agreement that are enshrined in a document signed by both Parties shall be valid: In the event of intended changes affecting compliance by Bicentenario with the obligations provided for in the New Loan Agreement or causing an Adverse Material Effect (as per definition of such term in the New Loan Agreement), said amendment shall also be approved in advance by the Lenders."

Section 2.03 – New Definitions (Exhibit A): The Parties to Amendment No. 4 agree on adding the following definition as of the Date of the Amendment:

"New Loan Agreement: It means the loan agreement subscribed to by Bicentenario and some financial agencies, aimed at granting a loan destined to the advance payment or novation of the loan granted in accordance with the Local Syndicate Loan Agreement."

Section 2.04 - Amendment to Definitions (Exhibit A). The Parties to Amendment No. 4 agree on amending the following definitions set out in Exhibit A to the Agreement, which shall read as follows:

"Warranty: It means an irrevocable stand-by credit letter or irrevocable bank warranty upon first request, issued by (a) a banking agency authorized to operate in Colombia with credit rating of AAA on its long term debt in pesos, or (b) a financial agency abroad with long term risk rating in dollars of not less than that of Colombia's sovereign external debt, and in any event, designating as its beneficiary the autonomous equity that is established by Bicentenario under the Local Syndicate Loan or the New Loan Agreement, in which case it may use the form included in Exhibit F of this Agreement.

Ship or Pay Term: Means the term commencing on whatever occurs first between the Tariff Payment Commencement Date or the Service Commencement Date and ends on whatever occurs first between (a) 12 years as of the commencement of the term, and (b) the date of depleting all of the obligations that are the object of the New Loan Agreement.

Lenders: Means the financial institutions with who Bicentenario enters into the New Loan Agreement."

Section 2.05 - Tariff Calculation Methodology (Exhibit G): The Parties to Amendment No. 4 agree to amend number 3.2 of Exhibit G to the Agreement, which as of the Date of the Amendment shall read as follows:

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“3.2 Tariff Calculation Model

The Board of Directors of Bicentenario will approve a tariff calculation model for Bicentenario (the "Tariff Calculation Model"), which enables the calculation of such tariff based on the described methodology. The Tariff Calculation Model shall also be informed to the creditors of Bicentenario in line with the Local Syndicate

The first Tariff that will be applied on the Service Commencement Date or the Tariff Payment Commencement Date, whatever occurs first, shall be that approved by the Board of Directors of Bicentenario 60 days in advance of said dates."

CLAUSE 3 ENTIRE AGREEMENT. Other clauses in the Agreement are entirely in force, not understood as amended by this Amendment No. 4.

[SPACE INTENTIONALLY LEFT BLANK]

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AMENDMENT No. 4 TO THE BICENTENARIO TRANSPORT AGREEMENT

SIGNING PAGE

BY THE SHIPPER,

SIGNATURE	/s/ Martha María Echeverri Benjumea
NAME:	MARTHA MARIA ECHEVERRI BENJUMEA
TITLE:	HEAD OF TRANSPORT SERVICES
COMMERCIAL DEPARTMENT
C.C.	52.152.043 of Bogota

FOR BICENTENARIO,

SIGNATURE	/s/ Fernando Gutierrez Montes
NAME:	FERNANDO GUTIERREZ MONTES
TITLE:	LEGAL REPRESENTATIVE
C.C.	17.146.690